EXHIBIT 12.1

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                          THE COCA-COLA COMPANY AND SUBSIDIARIES
                    COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                               (IN MILLIONS EXCEPT RATIOS)


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                                                                 Year Ended December 31,
                                                --------------------------------------------------------
                                                   1997       1996       1995       1994       1993
                                                --------------------------------------------------------
Earnings:

   Income from continuing operations
      before income taxes and changes
      in accounting principles                  $  6,055   $  4,596   $  4,328   $  3,728   $  3,185

   Fixed charges                                     300        324        318        236        213

   Less:  Capitalized interest, net                  (17)        (7)        (9)        (5)       (16)

          Equity income, net of dividends           (108)       (89)       (25)        (4)       (35)
                                                ---------------------------------------------------------
      Adjusted earnings                         $  6,230   $  4,824   $  4,612   $  3,955   $  3,347
                                                =========================================================

Fixed charges:

   Gross interest incurred                      $    275   $    293   $    281   $    204   $    184

   Interest portion of rent expense                   25         31         37         32         29
                                                ---------------------------------------------------------
      Total fixed charges                       $    300   $    324   $    318   $    236   $    213
                                                =========================================================

      Ratios of earnings to fixed charges           20.8       14.9       14.5       16.8       15.7
                                                =========================================================

The Company is contingently liable for guarantees of indebtedness owed by third parties in the amount of $409 million, of which $26 million related to independent bottling licensees.  Fixed charges for these contingent liabilities have not been included in the computation of the above ratios as the amounts are immaterial and, in the opinion of Management, it is not probable that the Company will be required to satisfy the guarantees.

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